Exhibit 1.1

(TRANSLATION)

ARTICLES OF INCORPORATION

June 25, 2009

KYOCERA CORPORATION

(TRANSLATION)

ARTICLES OF INCORPORATION

OF

KYOCERA CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.    Trade Name

The name of the Company shall be “KYOCERA KABUSHIKI KAISHA” (in English “KYOCERA CORPORATION”).

Article 2.    Objects

The objects of the Company shall be to engage in the following businesses:

(1)	Manufacture and sale of and research on fine ceramics and various kinds of products utilizing fine ceramics;

(2)	Manufacture and sale of and research on single crystal materials and various kinds of products utilizing single crystal materials;

(3)	Manufacture and sale of and research on composite materials;

(4)	Manufacture and sale of and research on specialty plastics;

(5)	Manufacture and sale of and research on measurement instruments for electronics;

(6)	Manufacture and sale of and research on electronic and electric instruments and parts thereof;

(7)	Manufacture and sale of and research on component parts of automobiles;

(8)	Manufacture and sale of and research on precious metals, precious stones and semiprecious stones and various kinds of products utilizing precious metals, precious stones and semiprecious stones;

(9)	Manufacture and sale of and research on accessories and interior and exterior decorations and ornaments;

(10)	Wholesales and retail sale of health foods;

(11)	Manufacture and sale of and research on material and equipment for medical use;

(12)	Manufacture and sale of and research on equipment utilizing solar energy;

(13)	Manufacture and sale of and research on optical machinery and instruments and precision machinery and instruments and parts hereof;

(14)	Manufacture and sale of and research on machinery and equipment for business use and machinery and equipment for industrial use and parts thereof;

(15)	Manufacture and sale of and research on photosensitive materials for photographic use;

(16)	Design, control and contract of construction relating to public works, building, electric equipment and piping construction;

(17)	Sale, purchase, lease, maintenance and brokerage of real estate;

(18)	Lease, maintenance and management of facilities relating to sports, recreation, medical care, hotels and restaurants, and the travel agency business;

(19)	Road freight handling and warehousing;

(20)	Business relating to non-life insurance agency and life insurance canvassing, and general leasing, factoring and finance business;

(21)	Sale and purchase of various kinds of plants and technology related thereto;

(22)	Design and sale of software relating to computers;

(23)	Disposition through sale and the like and acquisition through purchase and the like of patents and other industrial property rights and know-how appertaining to the preceding items and acting as intermediary in such transactions;

(24)	Businesses relating to import and export of any of the foregoing items; and

(25)	All commercial activities relating or incidental to any of the foregoing.

Article 3.    Location of Principal Office

The principal office of the Company shall be located in Kyoto City.

Article 4.    Organizations

The Company shall have the following organizations other than the General Meeting of Shareholders and Directors.

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(4)	Accounting Auditors

Article 5.    Public Notices

Method to give public notices by the Company shall be electronic public notice, provided, however, that if, due to accident or other unavoidable reason, the use of the electronic public notice becomes impossible, public notices by the Company shall appear in The Nihon Keizai Shimbun.

CHAPTER II

SHARES

Article 6.    Total Number of Shares Possible to be Issued

The total number of shares possible to be issued by the Company shall be 600,000,000.

Article 7.    Acquisition of its Own Shares by the Company

The Company may, under the provisions of Article 165, Paragraph 2 of the Corporation Act, acquire its own shares through market, etc., pursuant to a resolution of the Board of Directors.

Article 8.    Number of Shares Constituting a Share Unit

The number of shares constituting a single share unit of the Company shall be 100.

Article 9.    Rights Relating to Shares not Constituting a Full Share Unit

Shareholders of the Company cannot exercise their rights relating to shares not constituting a full share unit that they own except for the following:

(1) The right provided for in the provisions of Article 189, Paragraph 2, of the Corporation Act;

(2) The right to make a request provided for in the provisions of Article 166, Paragraph 1 of the Corporation Act;

(3) The right to receive allocation of offered shares and offered stock acquisition rights pursuant to the number of shares that the shareholders own; and

(4) The right to make a request provided for in the immediately following Article.

Article 10.    Request to Sell Shares by Shareholders Holding Shares not Constituting a Full Share Unit

Shareholders of the Company may, in accordance with the provisions of the Share Handling Regulations of the Company, require the Company to sell such number of shares as will, when aggregated with the shares not constituting a full share unit owned by them, constitute a full share unit.

Article 11.    Manager of Shareholders Register

1. The Company shall have a Manager of the Shareholders Register.

2. The Manager of the Shareholders Register and its management office shall be determined by a resolution of the Board of Directors and public notice thereof shall be given.

3. The preparation and keeping of the Shareholders Register and the Register of Stock Acquisition Rights and other matters relating to the share handling of the Shareholders Register and the Register of Stock Acquisition Rights shall be entrusted to the Manager of the Shareholders Register, and the Company shall not handle them.

Article 12.    Share Handling Regulations

The matters relating to the share handling and fees relating to the shares of the Company shall be provided for in the Share Handling Regulations of the Company established by the Board of Directors in addition to the laws and regulations and these Articles of Incorporation.

CHAPTER III

GENERAL MEETING OF SHAREHOLDERS

Article 13.    Convocation of General Meeting of Shareholders

An Ordinary General Meeting of Shareholders of the Company shall be convened within three months after the last day of each business year and Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

Article 14.    Record Date of Ordinary General Meeting of Shareholders

The record date of the voting rights at the Ordinary General Meeting of Shareholders of the Company shall be March 31 in each year.

Article 15.    Person to Convene General Meeting of Shareholders and the Chairman

1. A General Meeting of Shareholders shall be convened by the President, and the President shall take the chair.

2. Should the President be unable to so act, one of the other Directors in the order determined in advance by the Board of Directors shall convene the General Meeting of Shareholders and take the chair.

Article 16. Internet	Disclosure and Deemed Provision of Reference Documents for General Meeting of Shareholders, etc.

The Company may, by disclosing the information relating to the matters that shall be described or indicated in reference documents for the General Meeting of Shareholders, business report, financial statements and consolidated financial statements through Internet in accordance with the Ministerial Ordinance of the Ministry of Justice, in connection with the convocation of the General Meeting of Shareholders, deem that it has provided the same to the shareholders.

Article 17.    Method of Resolutions

1. Unless otherwise provided for by the laws and regulations or these Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be adopted by a majority of the voting rights of the shareholders who are entitled to exercise the voting rights, present at the meeting.

2. Resolutions pursuant to Article 309, Paragraph 2 of the Corporation Act shall be adopted by two-thirds or more of the voting rights of the shareholders, who are entitled to exercise the voting rights, present at the meeting, at which the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise the voting rights must present.

Article 18.    Exercise of Voting Rights by Proxy

1. A shareholder of the Company may exercise his voting rights at a General Meeting of Shareholders by proxy who shall be another shareholder of the Company possessing voting rights.

2. In case of the preceding paragraph, a shareholder or proxy shall submit to the Company a document evidencing his proxy right at each General Meeting of Shareholders.

CHAPTER IV

DIRECTORS AND BOARD OF DIRECTORS

Article 19.    Number of Directors

The Company shall have not more than twenty Directors.

Article 20.    Method of Election of Directors

1. Directors shall be elected at a General Meeting of Shareholders.

2. The election of Directors shall be made by a majority of voting rights of shareholders, who are entitled to exercise the voting rights present at the meeting, at which the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise the voting rights must present.

3. For the election of Directors, no cumulative voting shall be used.

Article 21.    Term of Office of Directors

1. The term of office of a Director shall end at the adjournment of the Ordinary General Meeting of Shareholders for the last business year ending within two years after assumption of office.

2. The term of office of the Director elected to increase the number of the Directors or to fill a vacancy shall terminate when the term of office of the other Directors in office shall expire.

Article 22.    Representative Director, Executive Directors, Chairman Emeritus, Advisors and Counsellors

1. The Board of Directors shall appoint, by resolution, Representative Directors.

2. The Board of Directors may appoint, by resolution, a Chairman of the Board of Directors and a President and Director, one or more Vice-Chairmen and Directors, Executive Vice-Presidents and Directors, Senior Managing Directors, Managing Directors and Advisors and Directors.

3. The Board of Directors may appoint, by resolution, a Chairman Emeritus.

4. The Board of Directors may appoint, by resolution, Advisors and Counsellors.

Article 23.    Remuneration, etc. of Directors

Remunerations, bonuses and any other financial benefits received by Directors from the Company as compensation for undertaking their functions (hereinafter referred to as the “Remuneration, etc.”) shall be determined by resolution at a General Meeting of Shareholders.

Article 24.    Person to Convene the Board of Directors and the Chairman

1. Unless otherwise provided for by the laws and regulations, the Chairman of Board of Directors shall convene the meeting of the Board of Directors and take the chair.

2. Should there be a vacancy for the Chairman of Board of Directors or should the Chairman of the Board of Directors be unable to so act, the President shall, and should the President be unable to so act, one of the other Directors in the order determined in advance by the Board of Directors shall convene the Board of Directors and take the chair.

Article 25.    Convocation Notice of Meetings of Board of Directors

1. Convocation notice of meetings of the Board of Directors shall be dispatched to each Director and Corporate Auditor at least three days prior to the date set for such meetings; provided, however, that such period may be shortened in case of emergency.

2. Board of Directors may be held without taking convocation procedures if unanimous consent is obtained from all Directors and the Corporate Auditors.

Article 26.    Omission of Resolution in Board of Directors

The Company may deem that the resolution at the meeting of Board of Directors to approve the matter that requires the resolution at the meeting of Board of Directors has been adopted, when all Directors who are able to participate in a resolution of such matter have given their consents thereto in writing or through electronic record, except for the case where any of the Corporate Auditors raise objection against it.

Article 27.    Board of Directors Regulations

Unless otherwise provided for by the laws and regulations or these Articles of Incorporation, matters concerning the Board of Directors shall be provided for in the Board of Directors Regulations established by the Board of Directors.

CHAPTER V

CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS

Article 28.    Number of Corporate Auditors

The Company shall have not more than five Corporate Auditors.

Article 29.    Method of Election of Corporate Auditors

1. Corporate Auditors shall be elected at a General Meeting of Shareholders.

2. The election of Corporate Auditors shall be made by a majority of voting rights of shareholders, who are entitled to exercise the voting rights present at the meeting, at which the shareholders holding one-third or more of the voting rights of all shareholders who are entitled to exercise the voting rights must present.

Article 30.    Term of Office of Corporate Auditors

1. The term of office of a Corporate Auditor shall end at the adjournment of the Ordinary General Meeting of Shareholders for the last business year ending within four years after assumption of office.

2. The term of office of the Corporate Auditor elected to fill a vacancy shall terminate when the term of office of the other Corporate Auditors in office shall expire.

Article 31.    Full-time Corporate Auditor(s)

The Board of Corporate Auditors shall elect, by resolution, full-time Corporate Auditor(s).

Article 32.    Remuneration etc. of Corporate Auditors

Remuneration etc. of Corporate Auditors shall be determined by resolution at a General Meeting of Shareholders.

Article 33.    Convocation Notice of Meetings of Board of Corporate Auditors

1. Convocation notice of meetings of the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three days prior to the date set for such meetings; provided, however, that such period may be shortened in case of emergency.

2. Board of Corporate Auditors may be held without taking the convocation procedures if unanimous consent is obtained from all Corporate Auditors.

Article 34.    Regulations of Board of Corporate Auditors

Unless otherwise provided for by the laws and regulations or these Articles of Incorporation, matters concerning the Board of Corporate Auditors shall be provided for in the Regulations of the Board of Corporate Auditors established by the Board of Corporate Auditors.

Article 35.    Exemption from Liability of Outside Corporate Auditor

The Company may, under the provisions of Article 427, Paragraph 1 of the Corporation Act, enter into a contract with the Outside Corporate Auditor, to limit the liability for damages caused by his dereliction of duty, provided, that the maximum amount of liability pursuant to such contract shall not exceed the minimum amount of liability provided for in the Article 425, Paragraph 1 of the Corporation Act.

CHAPTER VI

ACCOUNTS

Article 36.    Business Year

The business year of the Company shall be a one-year period commencing on April 1 in each year and ending on March 31 of the following year.

Article 37.    Record Date of Dividends of Distributable Amount

1. Record date of the year-end dividends of the Company shall be March 31 in each year.

2. In addition to the preceding paragraph, the Company may distribute the dividends of distributable amount by setting record dates.

Article 38.    Interim Dividends

The Company may distribute interim dividends, by a resolution of the Board of Directors by setting a record date as of September 30 in each year.

Article 39.    Period of Limitation for Dividends

If assets distributed as dividends are not collected within three years from the date when the distribution thereof becomes due, the Company shall be exempt from its obligation to distribute such dividends.